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Exhibit 5.6

[Letterhead of Rothgerber, Johnson & Lyons LLP]

One Tabor Center, Suite 3000 1200 Seventeenth Street Denver, Colorado 80202-5855	Telephone 303.623.9000 Fax 303.623.9222 www.rothgerber.com

Denver    •    Colorado Springs    •    Cheyenne     •    Casper

May 12, 2005

To:
Alderwoods Group, Inc.
311 Elm Street, Suite 1000
Cincinnati, Ohio 45202

Jones Day
77 West Wacker Drive
Chicago, Illinois 60601

Re:
Alderwoods Group, Inc.; Alderwoods (Colorado), Inc.
Exchange of $200,000,000 of 7 3/4% Senior Notes due 2012

Ladies and Gentlemen:

        We have acted as special counsel in the State of Colorado (the "State") to Alderwoods (Colorado), Inc., a Colorado corporation (the "Covered Guarantor"), in connection with the issuance of up to $200,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2012 (the "Exchange Notes") by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantor (the "Company"), pursuant to the Registration Rights Agreement, dated as of August 19, 2004 (the "Registration Rights Agreement"), among the Company, the subsidiary guarantors, including the Covered Guarantor, listed on Schedule A thereto (the "Guarantors"), and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (together, the "Purchasers").

        The Exchange Notes are to be issued by the Company to the current holders of the initial notes issued on August 19, 2004 ("Initial Notes") pursuant to the Indenture, dated as of August 19, 2004 (the "Indenture"), between the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the "Trustee") in exchange for an equal principal amount of the Initial Notes. The Initial Notes are transfer-restricted securities. The Registration Rights Agreement states that the Exchange Notes shall be issued pursuant to the Indenture, and will contain terms identical to those of the Initial Notes in all material respects, except for references to certain interest rate provisions, restrictions on transfer and restrictive legends. This opinion is furnished in connection with the Company's issuance of the Exchange Notes. Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Registration Rights Agreement.

        In our capacity as special Colorado counsel, we have examined copies of the following documents:

        1.     the Indenture;

        2.     the Exchange Notes;

        3.     the Registration Rights Agreement;

        4.     the Guarantee of the Exchange Notes by the Covered Guarantor (the "Exchange Guarantee");

        5.     the Articles of Incorporation of the Covered Guarantor, as amended through April 12, 2005, together with a copy of the Certificate of the Secretary of State of the State of Colorado dated April 12, 2005, certifying the Articles of Incorporation and all amendments thereto of the Covered Guarantor provided to us as being a full, true and complete copy thereof (the "Certified Organizational Documents");

        6.     a Certificate of the Secretary of State of the State of Colorado dated April 18, 2005, certifying that the Covered Guarantor has complied with all applicable requirements of the Office of the Colorado Secretary of State and is in good standing in the State ("Certificate of Good Standing");

        7.     Officer's Certificate of the Covered Guarantor, dated August 19, 2004, together with the Articles of Incorporation, as amended, the By-Laws and the Unanimous Written Consent of the Covered Guarantor, each of which are attached to the Officer's Certificate ("Corporate Certificate and Resolutions"); and

        8.     Officer's Certificate of the Covered Guarantor, dated the date hereof, stating that there are no changes to the Officer's Certificate of the Covered Guarantor dated August 19, 2004, and there are no changes or amendments to the Articles of Incorporation, as amended, the By-Laws and the Unanimous Written Consent of the Covered Guarantor that were attached to the August 19, 2004 Officer's Certificate ("Update Certificate").

The documents described in the foregoing clauses (1) through (4) are collectively referred to herein as the "Transaction Documents," and the documents described in the foregoing clauses (5) through (8) are collectively referred to herein as the "Corporate Documents."

        We have not examined or reviewed any other documents referred to in the Transaction Documents or Corporate Documents, nor have we reviewed any other documents evidencing, securing or relating to the offering of the Exchange Notes other than the documents identified above. Specifically, we have not prepared, examined or reviewed and accordingly do not render any opinion upon the Registration Statement on Form S-4 of the Company (file no. 000-33277) filed on the date hereof, in connection with the Company's issuance of the Exchange Notes (the "Registration Statement") or the prospectus constituting a part of the Registration Statement.

        We have not examined the corporate, organizational or other records of the Company or any other parties to the Transaction Documents or made any investigation with respect to the power and authority of the persons executing such documents, other than with respect to the Covered Guarantor. We do not opine or represent as to the effect of any other document except for those documents expressly identified herein. We do not opine or represent as to the effect of the Transaction Documents identified herein to the extent that they may be affected by the laws of jurisdictions other than the State.

        We express no opinion with respect to any matters relating to any misstatement or nondisclosure of material facts, since such matters involve questions of ultimate fact. No opinion is being expressed herein with respect to any tax laws, securities laws, antitrust laws, laws pertaining to trade regulation or to unfair competition, and no opinion is expressed herein with respect to the legality, validity or enforceability of any covenant restricting or otherwise affecting competition or similar provisions or with respect to the solvency of any person or entity.

        As to certain matters of fact material to the opinions expressed herein, we have relied on the representations made in the Transaction Documents and certificates of public officials and officers of the Covered Guarantor identified in clauses (5) through (8) above, inclusive. We have not independently established the facts so relied on.

Assumptions

        In rendering this opinion we have assumed, without having made any independent investigation of the facts, except with respect to matters of State law on which we have opined below, the following:

  (i)
  the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with signed originals of all documents submitted to us as executed or unexecuted copies;

  (ii)
  to the extent that the obligations of the Covered Guarantor may be dependent upon such matters, other than with respect to the Covered Guarantor, that each party to the agreements and contracts referred to herein is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation; that each such other party has the requisite corporate or other organizational power and authority to perform its obligations under such agreements and contracts, as applicable; and that such agreements and contracts have been duly authorized, executed and delivered by, and each of them constitutes the legally valid and binding obligations of, such other parties, as applicable, enforceable against such other parties in accordance with their respective terms;

  (iii)
  that the Initial Notes and Exchange Notes have been issued for a fair or reasonably equivalent consideration;

  (iv)
  that all material factual matters, including, without limitation, representations, warranties or other statements, contained in the Transaction Documents and in the Corporate Documents, are true, correct and complete as set forth therein; and

  (v)
  that all of the Transaction Documents have been executed for a fair or reasonably equivalent consideration.

Opinions

        On the basis of such examination, our reliance upon the assumptions contained herein and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

        1.     The Covered Guarantor is a corporation validly existing and in good standing under the laws of the State.

        2.     As of the date of the Indenture, the Covered Guarantor had the corporate power and authority to enter into, and as of the date hereof the Covered Guarantor has the corporate power and authority to perform its obligations under, the Indenture.

        3.     The execution, delivery and performance of the Indenture by the Covered Guarantor (i) has been authorized by all necessary corporate action by such Covered Guarantor, and (ii) does not contravene any provision of the Corporate Documents of such Covered Guarantor.

        4.     When (a) the Registration Statement has become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the Registration Statement or preventing the use of the prospectus constituting a part of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or threatened by the Securities and Exchange Commission, (b) all required filings of the prospectus have been made in the manner and within the time period required by Rule 424(b) under the Securities Act of 1933, as amended, and (c) the Exchange Guarantee of the Covered Guarantor is issued and delivered in accordance with the terms of the Exchange Offer and pursuant to the Registration Statement and the prospectus constituting a part of the Registration Statement, then the Exchange Guarantee of the Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of the Covered Guarantor.

Qualifications

        The foregoing opinions are subject to the following qualifications, limitations and exceptions:

          A.    Our opinion in paragraph 1 above is based solely upon our review of the laws of the State and the Corporate Documents.

          B.    Other than acting as special counsel in connection with the Transaction Documents, we have not represented the Covered Guarantor in any capacity. As such, our opinions in paragraphs 2, 3 and 4 above are based solely upon and are limited to the documents that we have reviewed (as specifically set forth in this opinion letter) in connection with the offering of the Exchange Notes.

          C.    Our opinion expressed in paragraph 4 above is limited to the extent that the Company and its Guarantors meet the time deadlines and other conditions specified in the Registration Rights Agreement for effectuating the Exchange Offer.

          D.    Our opinion expressed in paragraph 4 is limited by and subject to bankruptcy, insolvency, reorganization, voidable preference, moratorium or similar laws, regulations and judicial doctrines from time to time in effect relating to or affecting creditors' rights and remedies generally (including, without limitation, fraudulent transfers and conveyance laws) and general equitable principles, whether such principles are considered in a proceeding at law or in equity.

          E.    Our opinions expressed above are limited to the law of the State and we do not express any opinion herein concerning any other law.

          F.     We express no opinion on the enforceability of any provisions of the Transaction Documents stating that a court will apply any law other than that of the State.

        This opinion is given as of the date hereof, and we disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter. We express no opinion with respect to any matter not expressly set forth herein. No opinion is to be inferred or implied beyond the matters expressly provided herein.

        This opinion is rendered only to the addressees and is solely for their benefit in connection with the issuance of the Exchange Notes. This opinion may not be relied upon by the addressees for any other purpose, or relied on by any other person or entity for any other purpose, without our prior written consent; provided, however, that we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

        Copies of this opinion may not be delivered to any person or entity other than a party entitled to rely on this opinion.

Very truly yours,
ROTHGERBER, JOHNSON & LYONS LLP
By:	/s/ ROTHGERBER, JOHNSON & LYONS LLP

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  Exhibit 5.6